Exhibit 10.18

INDEPENDENT CONTRACTOR AGREEMENT

FOR

CONSULTING MANAGEMENT SERVICES

THIS INDEPENDENT CONTRACTOR AGREEMENT (“Agreement”) is entered into as of the 1st day of  March, 2006 (the “Effective Date”) by and between Little Squaw Gold Mining LSGMC (“LSGM”), with its principal place of business located in Spokane, Washington, and Ted R. Sharp (“Consultant”), Nampa, Idaho.

WHEREAS, LSGM and Consultant recognize that Consultant will provide certain services for LSGM as a consultant including but not limited to executive management functions and financial management functions; and

WHEREAS, LSGM and Consultant desire to enter into this Agreement setting forth the terms and conditions of the business relationship.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the sufficiency of such consideration is expressly acknowledged by the parties, LSGM and Consultant hereby agree as follows:

1.  Services.  Consultant shall be the Chief Financial Officer, Secretary, and Treasurer of LSGM, as of March 1, 2006, and shall perform the duties and responsibilities of those positions.  In addition, the Consultant shall provide such other executive management functions and financial management functions as may be requested by LSGM and acceptable to the Consultant.  For purposes of this Agreement, the duties and responsibilities of the Chief Financial Officer, Secretary and Treasurer and such additional services as are requested by LSGM and accepted by the Consultant shall be referred to as the "Services".

2.  Term.  The term of this Agreement is for a period commencing March 1, 2006 and ending December 31, 2006.  This Agreement may be terminated at anytime by either party upon receipt of reasonable notice.  Reasonable notice is defined as a written notice received by the other party not less than fifteen (15) days prior to the termination date.  The parties to this Agreement reserve the right to cancel this Agreement at any time by mutual agreement.

3.  Compensation.

3.1  Consulting Fee.  As consideration for performance of the Services, LSGM will pay Consultant a flat rate consulting fee of seven thousand five hundred dollars ($7,500) per month.

3.2  Payment.  The consulting fee payable to Consultant is payable by LSGMC within fifteen (15) days of  receipt of  an invoice for Services from the Consultant.

3.3  Restricted Stock Awards and Options.  If the Consultant's performance of the Services during the period March 1, 2006 to April 30, 2006 has been satisfactory, in the sole discretion of LSGM, then LSGM will issue to Consultant 25,000 restricted shares of common stock of LSGMC, and options to purchase an additional 50,000 shares at an exercise price of $0.40 per share.  The exercise price for the options was determined by the market closing price of the shares of common stock of the Company on March 1, 2006, the day the awards and options were authorized by the Board of Directors.  The restricted shares and options are to be issued in accordance with the terms and conditions of  the LSGM Restated 2003 Share Incentive Plan.

3.4  Expenses. LSGM will reimburse the Consultant for all his reasonable expenses incurred in the course of performing his duties with the exception of those expenses involved in commuting to and from his home and principal business office in Nampa, Idaho and Spokane, Washington, including his living expenses while in Spokane. Also excepted are any rental or usage fees for the Consultant’s business office in Nampa, Idaho, and for use of the office equipment therein. Consultant’s applicable telecommunications and office consumables are reimbursable expenses. Individual expense greater than $1,000 are subject to prior approval of the President. Advances up to $5,000 per month may be provided to Consultant at the discretion of the President. Consultant will provide a monthly expense accounting on a timely basis and on a form to be provided by LSGMC. All Consultant’s monthly expense accounts are subject to acceptance approvals the President. Receipts or other proofs of expenditures exceeding $50 made on behalf of LSGMC are required to be submitted with Consultant’s monthly expense accounts. LSGMC reserves the right to withhold reimbursement of those expense items over $50 that are not receipted. Items of expense less than $50 are to be receipted in-so-far as reasonably possible. LSGMC will reimburse Consultant for the amount of each of his monthly expense account reports less any outstanding expense advance balance within fifteen (15) days of receiving his expense report.

3.5  Additional Terms Regarding Compensation.  Pursuant to this Agreement: (i) Consultant will be required to submit an invoice for payment for Services; (ii) LSGM will report payments to Consultant for Services on an IRS Form 1099; and (iii) Consultant will be required to provide state Business Identification numbers, a federal identification number, and evidence of  professional or business liability and medical insurances.

4.  Other Terms and Conditions.

4.1 Status.  Consultant’s status under this Agreement shall be that of an independent contractor and not that of an employee or agent.  This Agreement does not create any other relationship of any kind, including, without limitation, joint venture, partnership or other relationship of any similar kind between or among the Consultant and LSGM, LSGM’s affiliates, and/or its business partners.  As an independent contractor, Consultant is solely responsible for payment of all taxes relating to Services, including but not limited to, all federal, state and local income taxes, employment related taxes, self-employment taxes and all withholding taxes relating to any employee of Consultant.

4.2  Performance of Services.  For Services other than those normally performed by the Chief Financial Officer, Secretary or Treasurer of a company, LSGM shall provide general time guidelines for the completion of those additional Services.  Consultant shall determine the method for the performance of such additional Services and, within the time specifications, the period of time in which the work is to be performed.

4.3  Time.  Consultant is required and expected to devote such time and services as may be necessary to perform the Services.

4.4  No Benefits.  Both LSGM and Consultant agree that no benefits will be provided to Consultant other than cash payments for Services performed hereunder.

5.  Confidential Information.  Consultant acknowledges that Consultant, in the course of his Services for LSGM, will acquire, have access to and/or develop information and knowledge with respect to the following ("Confidential Information"):  (i) confidential business operations, procedures, long range plans, short range plans, pricing, business contacts and the like, (ii) intellectual properties, technologies, ideas and the like, (iii) computer programs, designs, applications and software, and (iv) any other item or matter that LSGM would reasonably desire to have kept confidential.  Consultant agrees that (i) Confidential Information is proprietary to LSGM and (ii) at no time during the term of this Agreement or at any time after the termination of this Agreement will Consultant use (for Consultant's benefit) or disclose to anyone else, Confidential Information except in performance of the Services for LSGM.  On termination of this Agreement, Consultant shall not be entitled to keep or reproduce Confidential Information in any form, and shall promptly return any Confidential Information to LSGM.  Confidential Information does not include information in the public domain.

6.  Ownership of Intellectual Property.  All intellectual property, technology, ideas and all Confidential Information (as defined at Section 5, above) of LSGM or developed by Consultant, either alone or in conjunction with others, as a result of Consultant's Services rendered to LSGM, is and shall be the sole property of LSGM.  Consultant agrees that, at any time requested by LSGM (both during or after the term of this Agreement), Consultant shall (i) deliver to LSGM any and all documents, electronically stored information, property or the like relating to the property described in this Section 6 and Confidential Information, and (ii) execute any documents of assignment to document LSGM's ownership of the same.

7.  Enforcement.  Consultant acknowledges that actual or threatened breach of Sections 5, or 6 could cause irreparable harm to LSGM.  In the event of Consultant's actual or threatened breach of any said section, LSGM may seek an injunction or order restraining Consultant without proof of monetary damages.  Nothing contained herein shall be construed as preventing LSGM from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from Consultant.  The terms of this paragraph and Sections 5 and 6 shall be continuing covenants which survive termination of this Agreement.

8.  Severability.  Should any provision of this Agreement be held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect.  Furthermore, if any one or more of the provisions of this Agreement for any reason  shall be held to be excessively broad as to activity or subject, it shall be construed by limiting and/or reducing it, so as to be enforceable to the extent compatible with applicable law.

9.  Enforcement.  This Agreement is to be construed in accordance with the laws of the State of Washington, without reference to its choice of laws provisions.  Venue of any action arising in connection with this Agreement must be laid in the County of Spokane.

10.  Waivers.   If LSGM or Consultant waives a breach of this Agreement, by the other, that waiver will not operate or be construed as a waiver of later breaches.

11.  Assignment.  This Agreement may not be assigned by Consultant.

12.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.  Attorneys' Fees.  In the event that either party shall bring an action, during or after the termination of this Agreement, in connection with the performance, breach or interpretation of this Agreement, or in any way relating to Consultant's Services to LSGM, the prevailing party as determined by the court in such action shall be entitled to recover from the losing party all reasonable costs and expenses of litigation, including attorneys' fees, court costs, costs of investigation, accounting and other costs reasonably related to said litigation, in such amount as may be determined in the sole discretion of the court having jurisdiction over such action.

14.  Notices.  Any notices given in connection with this Agreement shall be given in writing and shall be sent by Certified Mail, Return Receipt Requested, to the other party at the other party’s address stated under his, her or its signature below.  Either party may change its address stated herein by giving notice of the change in accordance with this section.

15.  Entire Agreement.  This Agreement is intended by the parties hereto to constitute the entire understanding of the parties with respect to the Consultant’s Services to LSGM.  It supersedes any prior arrangements, understandings, writings or communications among them and cannot be amended, modified or supplemented in any respect except by subsequent written agreements signed by LSGM and Consultant.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

LSGM:

Little Squaw Gold Mining LSGMC:

Consultant:

/s/ Richard R. Walters

/s/ Ted R. Sharp

Richard R. Walters,

Ted R. Sharp

President

714 Whisperwood Ct.

Nampa, Idaho  83686